Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER FISCAL YEAR 2006

•	Revenue: Up 38% to $280.7 million

•	Net Income: Up 30% to $16.2 million before FAS 123R expense ($14.4 million GAAP)

•	Diluted EPS: Up 27% to $0.28 before FAS 123R expense ($0.25 GAAP)

•	New Business Awards of $658 million

FAIRFAX, Va. – November 2, 2005 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the first quarter of fiscal year 2006, which ended September 30, 2005.

Revenue increased 38% from $203.5 million in the September 2004 quarter to $280.7 million. Excluding the effect of FAS 123R, operating income increased 30% from $19.8 million in the September 2004 quarter to $25.7 million, and net income increased 30% from $12.4 million in the September 2004 quarter to $16.2 million. Excluding the effect of FAS 123R, diluted earnings per share increased 27% from $0.22 in the September 2004 quarter to $0.28, compared with previous guidance of at least $0.27.

On July 1, 2005, the Company adopted Financial Accounting Standards Board Statement No. 123R, which requires the Company to recognize share-based payment transactions as a compensation expense in its financial statements. Including the effect of FAS 123R, quarterly GAAP operating income was $22.8 million, net income was $14.4 million, and diluted earnings per share were $0.25. Management believes that excluding the effect of FAS 123R, although not in accordance with GAAP, provides a better comparison with prior results and with the results of companies not yet required to comply with FAS 123R. A reconciliation of GAAP results with results excluding the effect of FAS 123R is provided at the end of this press release.

Renny DiPentima, SRA President and Chief Executive Officer, stated, “We are pleased to announce another strong quarter. Our backlog of signed business orders continues to grow with substantial new business wins, and our pipeline of new opportunities increased more than in any other quarter in our history. Earlier today, we closed our acquisition of Spectrum Solutions Group, Inc., a growing and trusted provider of enterprise resource planning (ERP) services throughout the federal government.”

Chief Financial Officer Stephen Hughes added, “We are very pleased with the September quarter results. Year-over-year earnings were up sharply again, and we will continue to invest in building the business, with our focus on marketing and sales efforts. We are enjoying outstanding returns on these investments as we continue to win significant new business.”

New Business Awards

During the first quarter, SRA won new business with potential value of $658 million, a record amount for the Company. Over the last six months, the Company won new business with a potential value of $1.2 billion, if all options are exercised. The Company’s backlog of signed business orders is now over $3.2 billion, a year-over-year increase of 32%. Major highlights of competitive contract awards during the quarter include:

•	Department of Homeland Security (DHS) Office for Civil Rights and Civil Liberties (CRCL). Under a single award, five-year Blanket Purchase Agreement with a maximum value of $25 million, SRA will provide research, analysis, business process, strategic consulting, and technical services support. CRCL provides legal and policy advice to DHS and leads the Department’s equal employment opportunity programs.

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•	Federal Aviation Administration (FAA) William J. Hughes Technical Center. SRA will deliver engineering, research, and development services in the areas of airport pavement and aircraft fire safety. The two five-year contracts have a combined maximum value of $51.2 million if all options are exercised. The Center provides research and development support to the FAA to improve the safety and efficiency of the U.S. aerospace system.

•	Army Forces Command Contract Maintenance Facility. SRA will provide materiel management, systems administration, and training to enhance unit readiness for the Army 101st Airborne Division at Fort Campbell, Kentucky, as well as other locations. The task order has an estimated value of $26.8 million over five years if all options are exercised.

•	Kuwait Iraq C4 Commercialization (KICC). SRA is the sole winner of a five-year, $46 million Blanket Purchase Agreement to design, install, and maintain the information technology infrastructure for nine Army bases in southern Iraq. The KICC program will initially provide critical communications for the warfighter in Iraq, but it will eventually become part of the communications infrastructure for the Iraqi people.

•	DoD Office of the Director of Defense Research and Engineering (DDR&E). SRA will provide a broad range of IT and program support, including database development and administration, financial management, and specialized technical analysis of research and engineering projects. The task order has an estimated value of $15.9 million over five years if all options are exercised. DDR&E oversees research and engineering projects to help solve current and future DoD challenges.

In addition, the Company won more than $150 million in task orders from the Departments of Defense, Homeland Security, and Justice to implement new business processes and intelligence analysis systems to counter terrorist threats.

Forward Guidance

The Company is issuing initial guidance for the second quarter of fiscal year 2006 and updating its forward guidance for fiscal year 2006 provided on August 1, 2005. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below includes the expected contribution of Spectrum Solutions Group, Inc., but it does not include any effect for acquisitions that SRA might make in the future.

Measure	Quarter Ending December 31, 2005	Fiscal Year Ending June 30, 2006
Revenue (in millions)	$280-$285	$1,140-$1,175
Diluted EPS, excluding effect of FAS 123R	At least $0.28	$1.21-$1.26
FAS 123R effect	$(0.04)	$(0.14)
Diluted EPS, including effect of FAS 123R	At least $0.24	$1.07-$1.12
Diluted Share Equivalents (in millions)	57.6	58.1

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About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2005, BusinessWeek selected SRA as one of its “Hot Growth” companies and as an Info Tech 100 Company. The Company’s 4,800 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-K filed with the SEC on September 13, 2005. In addition, the forward-looking statements included in this press release represent our views as of November 2, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 2, 2005.

CONTACTS:

Stuart Davis	Stephen Hughes
VP and Director, Investor Relations	Executive VP and CFO
SRA, International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

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Pro Forma Consolidated Statement of Operations for the Three Months Ended September 30, 2005 (Unaudited)

(in thousands, except share and per share amounts)

The Company has presented net income, as adjusted, to show the effect that the adoption of FAS 123R had on the Company’s earnings per share. The Company believes that these non-GAAP financial measures provide useful information to investors because they allow investors to compare the Company’s current performance to prior performance and to the performance of companies that have not yet adopted FAS 123R. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	As Reported 30-Sep-05 3 months ended	Adjustments	Pro Forma 30-Sep-05 3 months ended
Revenue	$280,695	$—	$280,695

Operating costs and expenses:
Cost of services	210,240	—	210,240
Selling, general and administrative	43,657	(2,959)	40,698	(1)
Depreciation and amortization	4,010	—	4,010

Total operating costs and expenses	257,907	(2,959)	254,948

Operating income	22,788	2,959	25,747

Interest income	733	—	733

Pro forma income before taxes	23,521	2,959	26,480

Pro forma provision for taxes	9,131	1,148	10,279	(2)

Pro forma net income	$14,390	1,811	$16,201

Pro forma earnings per share:
Basic	$0.27	$0.03	$0.30

Diluted	$0.25	$0.03	$0.28

Weighted-average shares
Basic	54,263,817	—	54,263,817

Diluted	57,408,033	122,240	57,530,273

[1]	Adjusted to eliminate the FAS 123R stock compensation expense resulting from the adoption of FAS 123R on July 1, 2005.
[2]	Adjusted to eliminate the tax effect of the adjustment described in Note 1 at the consolidated effective tax rate of 38.8%.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	9/30/04	9/30/05
Revenue	$203,474	$280,695
Operating costs and expenses:
Cost of services	151,546	210,240
Selling, general and administrative	29,276	43,657
Depreciation and amortization	2,882	4,010

Total operating costs and expenses	183,704	257,907

Operating income	19,770	22,788
Interest income, net	523	733

Income before taxes	20,293	23,521
Provision for income taxes	7,853	9,131

Net income	$12,440	$14,390

Earnings per share:
Basic	$0.24	$0.27

Diluted	$0.22	$0.25

Weighted-average shares:
Basic	51,986,022	54,263,817

Diluted	55,540,778	57,408,033

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	6/30/05	9/30/05
Current assets:
Cash and cash equivalents	$162,973	$88,454
Short-term investments	20,156	23,173
Accounts receivable, net	206,995	261,502
Prepaid expenses and other	19,931	15,919
Deferred income taxes, current	6,506	8,153

Total current assets	416,561	397,201

Total property and equipment, net	34,754	34,836

Other assets:
Goodwill	89,214	162,540
Identified intangibles, net	17,661	28,457
Investments	5,172	—
Deferred income taxes, noncurrent	—	136
Deferred compensation trust	5,755	7,798

Total other assets	117,802	198,931

Total assets	$569,117	$630,968

Current liabilities:
Accounts payable and accrued expenses	$75,383	$97,836
Accrued payroll and employee benefits	49,486	61,794
Billings in excess of revenue recognized	6,616	5,593

Total current liabilities	131,485	165,223

Long-term liabilities:
Deferred income taxes, noncurrent	106	—
Other long-term liabilities	8,434	10,018

Total long-term liabilities	8,540	10,018

Total liabilities	140,025	175,241

Total stockholders’ equity	429,092	455,727

Total liabilities and stockholders’ equity	$569,117	$630,968

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	9/30/04	9/30/05
Cash flows from operating activities:
Net income	$12,440	$14,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,882	4,010
Stock-based compensation	82	3,080
Tax benefits of stock option exercises	2,658	—
Deferred income taxes	(956)	(1,889)
Working capital changes, net of the effect of acquisitions	12,502	(7,491)

Net cash provided by operating activities	29,608	12,100

Cash flows from investing activities:
Capital expenditures	(3,527)	(2,775)
Sales and maturities of investments	—	2,636
Purchases of investments	(1,867)	—
Acquisition of Galaxy Scientific Corporation, net of cash acquired	—	(95,645)

Net cash used in investing activities	(5,394)	(95,784)

Cash flows from financing activities:
Issuance of common stock	2,410	4,727
Tax benefits of stock option exercises	—	4,438

Net cash provided by financing activities	2,410	9,165

Net increase (decrease) in cash and cash equivalents	26,624	(74,519)
Cash and cash equivalents, beginning of period	143,367	162,973

Cash and cash equivalents, end of period	$169,991	$88,454

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$1,391	$2,572

Cash received during the period:
Interest	$769	$983

Income taxes	$176	$16

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	9/30/04	9/30/05	Growth
Total Revenue, as reported	$203,474	$280,695	38.0%

Plus: Touchstone revenue for July 1, 2004 through September 30, 2004	7,410	—
Plus: Galaxy revenue for July 1, 2004 through September 30, 2004	18,495	—

Organic Revenue	$229,379	$280,695	22.4%